EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
April 23, 2026	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES FIRST QUARTER 2026 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2026.

“Across the first quarter of 2026, Federal Home Loan Bank of New York members continued to rely on the certainty of our funding to help support their local lending activities,” said Randolph C. Snook, president and CEO of the FHLBNY.  “Our ability to execute on our foundational liquidity mission also positions our cooperative to serve as a trusted community partner, as we allocated more than $22 million from this quarter’s earnings to fund our affordable housing and community development programs.”

Highlights from the first quarter of 2026 include:

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Net income for the quarter was $153.9 million, a decrease of $1.8 million, or 1.2%, from net income of $155.7 million for the first quarter of 2025. Net interest income increased by $2.5 million compared with the first quarter of 2025, offset by a decrease in Non-interest income of $2.4 million and an increase in Non-interest expense of $2.0 million.

•	Return on average equity (“ROE”) for the quarter was 7.31% (annualized), compared to ROE of 7.16% for the first quarter of 2025.

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As of March 31, 2026, total assets were $176.7 billion, an increase of $20.2 billion, or 12.9%, from total assets of $156.5 billion at December 31, 2025. As of March 31, 2026, advances (par amount) were $110.5 billion, an increase of $18.0 billion, or 19.5%, from $92.5 billion at December 31, 2025.

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As of March 31, 2026, total capital was $8.9 billion, an increase of $0.85 billion from total capital of $8.0 billion at December 31, 2025. The FHLBNY’s retained earnings increased by $0.1 billion to $2.7 billion as of March 31, 2026, of which $1.3 billion was unrestricted and $1.4 billion was restricted. At March 31, 2026, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

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The FHLBNY allocated $22.3 million from its first quarter 2026 earnings to support affordable housing and community development initiatives. This amount consisted of $17.1 million for the FHLBNY’s statutory Affordable Housing Program and $5.2 million in voluntary contributions for the FHLBNY’s other community support programs.

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The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2026 with the U.S. Securities and Exchange Commission on or about May 7, 2026.

Selected Balance Sheet Items (dollars in millions)
	March 31,	December 31,
	2026	2025	Change

Advances	$110,240	$92,307	$17,933
Mortgage loans held for portfolio	2,689	2,644	45
Mortgage-backed securities	21,621	20,460	1,161
Liquidity assets	38,846	37,885	961
Total assets	$176,665	$156,545	$20,120

Consolidated obligations	$164,999	$144,486	$20,513
Capital stock	6,228	5,411	817
Unrestricted retained earnings	1,306	1,286	20
Restricted retained earnings	1,359	1,329	30
Accumulated other comprehensive income (loss)	(33)	(11)	(22)
Total capital	$8,860	$8,015	$845

Capital-to-assets ratio (GAAP)	5.02%	5.12%
Capital-to-assets ratio (Regulatory)	5.04%	5.13%

Operating Results (dollars in millions)
	Quarter Ended March 31,
	2026	2025	Change

Total interest income	$1,625.0	$1,821.5	$(196.5)
Total interest expense	1,407.5	1,606.5	(199.0)
Net interest income	217.5	215.0	2.5
Provision (Reversal) for credit losses	0.2	0.1	0.1
Net interest income after provision for credit losses	217.3	214.9	2.4
Non-interest income (loss)	18.3	20.7	(2.4)
Non-interest expense	64.6	62.6	2.0
Affordable Housing Program assessments	17.1	17.3	(0.2)
Net income	$153.9	$155.7	$(1.8)

Return on average equity	7.31%	7.16%
Return on average assets	0.37%	0.39%
Net interest margin	0.53%	0.54%

About the Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of March 31, 2026, the FHLBNY serves 337 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The FHLBNY’s mission is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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